UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  January 9, 2012

Skinny Nutritional Corp.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-51313

Nevada	88-0314792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Bala Plaza East, Suite 101
Bala Cynwyd, PA 19004
(Address and zip code of principal executive offices)

(610) 784-2000

(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

In October 2011, the Company entered into a consulting agreement with a brand marketing firm. As partial compensation for the services to be provided under the consulting agreement, the Company agreed to issue to the consultant 704,225 shares of common stock and agreed to issue the consultant additional shares of Common Stock in the event that the Company approves additional work by the consultant under the terms of the consulting agreement. In addition, the consultant will also be entitled to monthly cash fees in consideration for its services in accordance with the terms of the agreement.

In November 2011, the Company entered into a consulting agreement with an investor relations firm. As partial compensation for the services to be provided under the consulting agreement, the Company agreed to issue to the consultant a maximum of 2,400,000 shares of common stock, with 800,000 shares issuable immediately and an additional 800,000 shares issuable upon the four month and eight month anniversary dates of the engagement agreement, provided that the agreement has not been terminated. In addition, the consultant will also be entitled to monthly cash fees in consideration for its services in accordance with the terms of the agreement.

On January 9, 2012, the Company granted 2,000,000 shares of restricted stock to Michael Zuckerman, a non-employee director, in consideration of his performance of services as a director. In addition, on January 9, 2012, the Company granted Mr. Craig Fortin, the Company’s Director of Operations, a restricted stock award of 2,120,000 shares in consideration of his services on behalf of the Company. To the extent required by Item 3.02 of the Current Report on Form 8-K, the information required to be disclosed in this Item 3.02 concerning the grant of restricted stock to Robert W. Miller is incorporated herein by reference from Item 5.02.

The issuance of the foregoing securities were exempt from registration under the Securities Act of 1933, as amended, under Section 4(2) thereof inasmuch as the acquirers represented to the Company that they were accredited investors and the securities were issued without any form of general solicitation or general advertising.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2012, the Company’s board of directors approved the accelerated vesting of an aggregate of 3,575,000 options previously granted by the Company under its 2009 Equity Incentive Compensation Plan, including an aggregate of 1,500,000 options held by each of the Company’s Chief Executive Officer and Chief Financial Officer. In addition, on such date the Company’s board of directors further approved the issuance of a total of 2,860,000 restricted shares of common stock to certain employees, including the Company’s Chief Executive Officer and Chief Financial Officer, subject to the execution by the Company and the covered employees of agreements consenting to the cancellation of certain common stock purchase options in consideration of the receipt of the award of restricted shares of common stock. The total number of options covered by this arrangement is 3,575,000 employee stock options which were previously granted by the Company under its 2009 Equity Incentive Compensation Plan. Of this amount, each of the Company’s Chief Executive Officer and Chief Financial Officer hold 1,500,000 options. Upon consummation of this arrangement, each of the Company’s Chief Executive Officer and its Chief Financial Officer would receive 1,200,000 restricted shares of common stock in consideration of the surrender of 1,500,000 options.

On January 9, 2012, the Company’s board of directors determined that Robert W. Miller, the Company’s Chief Sales Officer, is a named executive officer of the Company. On December 6, 2011, the Company announced that it had hired Mr. Miller as its Chief Sales Officer. Pursuant to an employment letter agreed upon between the Company and Mr. Miller which provides for a three year term commencing on November 1, 2011, Mr. Miller is entitled to receive: (i) a base salary of $150,000, (ii) an annual bonus based on performance to be set by the Company’s CEO, with bonus levels of 20%, 40% and 50%; (iii) an award of 7,500,000 shares of restricted stock vesting over a three year period, provided that he remains employed by the Company at each such vesting date, with the first tranche vesting on the date approved by the Board; (iv) car allowance of $1,000 per month; and (v) a severance entitlement of 6 months base salary if he is terminated without cause following the first anniversary of the commencement of his employment.

Mr. Miller joined the Company in November 2011. Prior to joining us, Mr. Miller served in executive capacities with a number of other beverage companies. From October 2010 to October 2011, Mr. Miller was the Executive Vice President of Sales and Marketing for Eternal Water. From November 2009 to September 2010, he served as President of Futuristic Brands USA, Inc. From May 2007 to September 2010, Mr. Miller was the Executive Vice President and Head of Strategic Planning for MD Drinks, Inc. and from February 2003 to May 2007, he was Executive Vice President of Corporate Development and later Executive Vice President of Sales for Fuze Beverage LLC. Mr. Miller is 50 years old and received a bachelor’s degree in Marketing from Stonehill College. There are no transactions in which Mr. Miller has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Skinny Nutritional Corp.

By: /s/ Michael Salaman

Name: Michael Salaman
Title: Chief Executive Officer
Date: January 13, 2012